UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Select Comfort Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

81616X103
(CUSIP Number)

November 12, 2009
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 81616X103	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling SC Investor, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(2)
12.	TYPE OF REPORTING PERSON OO

(1)
As of November 17, 2009 (the date of filing of this Amendment No. 1 to Schedule 13G), Sterling SC Investor, LLC beneficially owned (i) 2,500,000 shares of Common Stock (as defined in Item 2(d)), and (ii) two immediately exercisable warrants (together, the “Warrants”) to purchase an aggregate 2,000,000 shares of Common Stock (these 2,500,000 shares of Common Stock, together with the shares of Common Stock issuable upon exercise of the Warrants, collectively, the “Sterling Shares”).  All of the other reporting persons on this Schedule 13G/A No. 1 are affiliates of Sterling SC Investor, LLC.

(2)
Reported as of November 17, 2009 (the date of filing of this Amendment No. 1 to Schedule 13G), based on the sum of (i) 45,589,000 outstanding shares of Common Stock as of October 3, 2009, as reported in the Issuer’s Quarterly Report on Form 10-Q for the period ended October 3, 2009, plus (ii) the 4,500,000 Sterling Shares.

Cusip No. 81616X103	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Fund Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(3)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(4)
12.	TYPE OF REPORTING PERSON OO

(3)	See footnote 1 above.
(4)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Capital Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0(5)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12.	TYPE OF REPORTING PERSON PN

(5)	See Item 5.

Cusip No. 81616X103	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0(6)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12.	TYPE OF REPORTING PERSON PN

(6)	See Item 5.

Cusip No. 81616X103	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Capital Partners III, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0(7)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0
12.	TYPE OF REPORTING PERSON OO

(7)	See Item 5.

Cusip No. 81616X103	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rudolph Christopher Hoehn-Saric
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(8)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(9)
12.	TYPE OF REPORTING PERSON IN

(8)	See footnote 1 above.
(9)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Douglas L. Becker
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(10)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(11)
12.	TYPE OF REPORTING PERSON IN

(10)	See footnote 1 above.
(11)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven M. Taslitz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(12)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(13)
12.	TYPE OF REPORTING PERSON IN

(12)	See footnote 1 above.
(13)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric D. Becker
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(14)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(15)
12.	TYPE OF REPORTING PERSON IN

(14)	See footnote 1 above.
(15)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Merrick M. Elfman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(16)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(17)
12.	TYPE OF REPORTING PERSON IN

(16)	See footnote 1 above.
(17)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 12 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael G. Bronfein
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(18)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(19)
12.	TYPE OF REPORTING PERSON IN

(18)	See footnote 1 above.
(19)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 13 of 17 Pages

Item 1(a)	Name of Issuer: SELECT COMFORT CORPORATION

1(b)	Address of Issuer’s Principal Executive Offices:

9800 59th Avenue North
Minneapolis, Minnesota 55442

Item 2(a)	Name of Person Filing

Item 2(b)	Address of Principal Business Office

Item 2(c)	Citizenship

Sterling SC Investor, LLC
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited liability company

Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited liability company

Sterling Capital Partners III, L.P.
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited partnership

SC Partners III, L.P.
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited partnership

Sterling Capital Partners III, LLC
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited liability company

Cusip No. 81616X103	13G	Page 14 of 17 Pages

Rudolf Christopher Hoehn-Saric
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Douglas L. Becker
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Steven M. Taslitz
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
U.S. Citizen

Eric D. Becker
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Merrick M. Elfman
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
U.S. Citizen

Michael G. Bronfein
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

Cusip No. 81616X103	13G	Page 15 of 17 Pages

2(e)	CUSIP Number: 81616X103

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Cusip No. 81616X103	13G	Page 16 of 17 Pages

Item 4	Ownership:

STERLING SC INVESTOR, LLC
STERLING FUND MANAGEMENT, LLC
RUDOLF CHRISTOPHER HOEHN-SARIC
DOUGLAS L. BECKER
STEVEN M. TASLITZ
ERIC D. BECKER
MERRICK M. ELFMAN
MICHAEL G. BRONFEIN

(a)           Amount beneficially owned:

4,500,000 shares of Common Stock.(20)

(b)           Percent of Class:

Approximately 9.0%.(21)

(c)           Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0

(ii)	shared power to vote or to direct the vote:

See Item 4(a) above.

(iii)	sole power to dispose or to direct the disposition of:

0

(iv)	shared power to dispose or to direct the disposition of:

See Item 4(a) above.

As of November 17, 2009, the date of filing of this Amendment No. 1 to Schedule 13G, none of Sterling Capital Partners III, L.P., SC Partners III, L.P. and Sterling Capital Partners III, LLC beneficially owns any shares of Common Stock.  See Item 5.

(20)	See footnote 1 above.
(21)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 17 of 17 Pages

Item 5	Ownership of Five Percent or Less of a Class:

On November 12, 2009, Sterling SC Investor, LLC, Sterling Fund Management, LLC and the members of Sterling SC Investor, LLC entered into the Limited Liability Company Agreement of Sterling SC Investor, LLC, pursuant to which Sterling Fund Management, LLC became the sole managing member of Sterling SC Investor, LLC.  As a result, since November 12, 2009, (1) none of Sterling Capital Partners III, L.P., SC Partners III, L.P. and Sterling Capital Partners III, LLC has beneficially owned any shares of Common Stock, and (2) none of Sterling Capital Partners III, L.P., SC Partners III, L.P. and Sterling Capital Partners III, LLC has been a member of any “group” with respect to any shares of Common Stock.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Item 2 and Item 5 above.

Item 9	Notice of Dissolution of Group:

See Item 5.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Rudolf Christopher Hoehn-Saric
Rudolf Christopher Hoehn-Saric

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Steven M. Taslitz
Steven M. Taslitz

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Eric D. Becker
Eric D. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Douglas L. Becker
Douglas L. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Merrick M. Elfman
Merrick M. Elfman

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

/s/ Michael G. Bronfein
Michael G. Bronfein

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

Sterling SC Investor, LLC

By: Sterling Fund Management, LLC, its managing member

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Managing Member

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

Sterling Fund Management, LLC

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Managing Member

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

Sterling Capital Partners III, L.P.

By: SC Partners III, L.P., its general partner
By: Sterling Capital Partners III, LLC, its general partner

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Senior Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

SC Partners III, L.P.

By: Sterling Capital Partners III, LLC, its general partner

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Senior Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 17, 2009

Sterling Capital Partners III, LLC

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Senior Managing Director